Exhibit 99.1
PROPRIETARY & CONFIDENTIAL
For Immediate Release
ShopNBC Expands Working Capital Availability Via $25 Million Term Loan
MINNEAPOLIS, MN — November 17, 2010 — ShopNBC (NASDAQ: VVTV), the premium lifestyle brand in multi-media retailing, today announced that it has entered into $25 million term loan with a lending group led by Crystal Financial LLC.
The loan has a 5-year maturity, bears a variable interest rate, which will initially be set at 11%, and will be used to finance general working capital needs. The loan replaces a previous $20 million revolving credit facility, and is secured primarily by the company’s inventory and accounts receivable. The PrinceRidge Group served as financial advisors to the company.
About ShopNBC
ShopNBC is a multi-media retailer operating with a premium lifestyle brand. Over 1 million customers benefit from ShopNBC as an authority and destination in the categories of home, electronics, beauty, health, fitness, fashion, jewelry and watches. As part of the company’s “ShopNBC Anywhere” initiative, customers can interact and shop via cable and satellite TV in 76 million homes (DISH Network channels 134 and 228; DIRECTV channel 316); mobile devices including iPhone, BlackBerry and Droid; online at www.ShopNBC.com; live streaming at www.ShopNBC.TV; and social networking sites Facebook, Twitter and YouTube. ShopNBC is owned and operated by ValueVision Media (NASDAQ: VVTV). For more information, please visit www.ShopNBC.com/IR.
Forward-Looking Information
This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable and satellite distribution for the company’s programming and the fees associated therewith; the success of the company’s e-commerce and new sales initiatives; the success of its strategic alliances and relationships; the ability of the company to manage its operating expenses successfully; the ability of the Company to establish and maintain acceptable commercial terms with third party vendors and other third parties with whom the Company has contractual relationships; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the company’s operations; and the ability of the company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact Information:
Investor/Media Relations	Investor Relations
Anthony Giombetti	Norberto Aja & David Collins
agiombetti@shopnbc.com	vvtv@jcir.com
612-308-1190	212-835-8500
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